Filed pursuant to Rule 424(b)(3)
Registration No. 333-184315
PROSPECTUS SUPPLEMENT NO. 1,
DATED DECEMBER 16, 2013
(To Prospectus dated February October 16, 2012)

MILLER ENERGY RESOURCES, INC.

12,784,408 Shares of Common Stock

This prospectus supplement supplements the prospectus of Miller Energy Resources, Inc. dated October 16, 2012 and should be read in conjunction with the original prospectus.  This prospectus supplement reflects the deletion of William McBee and Maria McBee as a selling security holder and the substitution of the selling security holder listed below who acquired the securities from William McBee and Maria McBee pursuant to a private transaction. This prospectus supplement must be delivered with the prospectus dated October 16, 2012.

SELLING SECURITY HOLDERS

Name and address of selling security holder (1)	Number of shares owned	Shares to be offered	Shares to be owned after offering	% owned after offering
Madison A. McBee (1)	2,500	2,500	—	—
Meredith L. McBee (2)	2,500	2,500	—	—
Total		5,000
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(1)	The number of shares owned and offered by Madison A. McBee includes 2,500 shares underlying common stock purchase warrants with an exercise price of $5.28 per share which expire in May 2015.

(2)	The number of shares owned and offered by Meredith L. McBee includes 2,500 shares underlying common stock purchase warrants with an exercise price of $5.28 per share which expire in May 2015.

The date of this Prospectus Supplement is December 16, 2013

ProSupp (2013-12-16)